Filed Pursuant to Rule 433
Registration No. 333-202635
March 10, 2015

Valero Energy Corporation

Pricing Term Sheet

$600,000,000 3.650% Senior Notes due 2025

$650,000,000 4.900% Senior Notes due 2045

Issuer:	Valero Energy Corporation
Ratings:*	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)
Pricing Date:	March 10, 2015
Settlement Date:	March 13, 2015 (T+3)
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2015
Denominations:	$2,000 x 1,000
Principal Amount:	$600,000,000	$650,000,000
Title:	3.650% Senior Notes due 2025	4.900% Senior Notes due 2045
Maturity:	March 15, 2025	March 15, 2045
Benchmark Treasury:	2.000% due February 15, 2025	3.000% due November 15, 2044
Benchmark Treasury Price and Yield:	98-25+; 2.135%	105-17+; 2.726%
Spread to Benchmark Treasury:	T+155 bps	T+220 bps
Coupon:	3.650%	4.900%
Price to Public:	99.709%	99.594%
Yield to Maturity:	3.685%	4.926%
Make-Whole Call:	T+25 bps	T+35 bps
CUSIP/ISIN:	91913Y AS9 / US91913YAS90	91913Y AT7 / US91913YAT73
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Barclays Capital Inc.

Mitsubishi UFJ Securities (USA), Inc.

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Mizuho Securities USA Inc.

Citigroup Global Markets Inc.

Barclays Capital Inc.

Mitsubishi UFJ Securities (USA), Inc.

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Co-Managers:

Credit Agricole Securities (USA) Inc.

Lloyds Securities Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Lloyds Securities Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc. SunTrust Robinson Humphrey, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Barclays Capital Inc. at 1-888-603-5847, Mitsubishi UFJ Securities (USA), Inc. at 1-877-649-6848 or Wells Fargo Securities, LLC at 1-800-645-3751.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Valero Energy Corporation on March 10, 2015 relating to their prospectus dated March 10, 2015.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.